Exhibit 10.2

                              EMPLOYMENT AGREEMENT

       THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered this 15th day of April, 2002 between (Health, Inc., a Delaware corporation, whose principal place of business is 5499 N. Federal Hwy, Suite D, Boca Raton, Florida 33487 (the "Company") and Richard A. Miller, (the "Employee").

                                    RECITALS

       WHEREAS, the Company is a development stage company with a long- term goal to become a leading provider of sun care and other health related products. (Collectively, the "Business").

       WHEREAS, the Company desires to enter into an employment agreement with the Employee so as to guarantee his continued services to the Company and the Employee desires to enter into an employment agreement with the Company.

       WHEREAS, the Company has established a valuable reputation and goodwill in its Business, with expertise in all aspects of the Business.

       WHEREAS, the Employee will become familiar with and possess the manner, methods, trade secrets and other confidential information pertaining to the Company's Business, include the Company's client base.

       NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

       1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

       2. Employment.

          a. The Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

       2. Authority and Power during Employment Period.

          a. Duties and Responsibilities. During the term of this Agreement, the Employee will serve as Vice President of the Company with such duties as may be assigned from time to time by the Company including, but not limited to, all overall direction of the Company and to oversee all operations of the Company.

       3. Term. The Term of employment hereunder will commence on April 15th, 2002 (the "Effective Date") for a period of five years, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement.

       5. Compensation and Benefits.

          a. Salary. The Employee shall be paid a base salary; payable in accordance with the Company's policies from time to time for its employees, the employee shall be paid the sum of $35,000.00 calendar year one, $50,000 calendar year two, $75,000 calendar year three, $100,000 calendar year four and $150,000 calendar year five.

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          b. Vacation. During each fiscal year of the Company, the Employee shall be entitled to such amount of vacation as determined by the Board of Directors consistent with the Employee's position and length of service to the Company.

          c. Business Expense Reimbursement. During the Term of employment, the Employee shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Employee (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided the Employee properly accounts therefore.

       6. Termination.

          a. Death. This Agreement will terminate upon the death of the Employee.

          b. Disability.

                  (1) The Employee's employment will terminate in the event of his disability, upon the first day of the month following the determination of disability as provided below. Following such a termination, the Employee shall be entitled to compensation in accordance with the Company's disability compensation practice for employees, including any separate arrangement or policy covering the Employee, but in all events the Employee shall continue to receive his Base Salary, at the annual rate in effect immediately prior to the commencement of disability, for thirty (30) days following the termination. Any amounts provided for in this Section 6b shall not be offset by other long-term disability benefits provided to the Employee by the Company or Social Security.

                  (2) "Disability," for the purposes of this Agreement, shall be deemed to have occurred if (A) the Employee is unable, by reason of a physical or mental condition, to perform his duties under this Agreement for an aggregate of 180 days in any 12-month period, or (B) the Employee has a guardian of the person or estate appointed by tent jurisdiction.

       Anything herein to the contrary notwithstanding, if, following a termination of to disability, the Employee becomes re-employed, whether as a consultant, any compensation, annual incentive payments or other benefits Employee from such employment shall not be offset against any compensation continuation due to the Employee hereunder.

          c. Termination by the Company for Cause.

                  (1) Nothing herein shall prevent the Company from terminating Employee for "Cause," as hereinafter defined. The Employee shall continue to receive compensation my for the period ending with the date of such termination as provided in this Section 6c. Any rights and benefits the Employee may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs;

                  (2) "Cause" shall mean (A) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company; (C) conviction for a felony under the laws of the United States or any state thereof; or (D) any assignment of this Agreement in violation of Section 15 of this Agreement;

                  (3) Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a notice of termination stating that the Employee committed one of the types of conduct set forth in
Section 6c (2) of this Agreement and

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specifying the particulars thereof and the Employee shall be given a thirty (30)
day period to cure such conduct set forth in Section 6c (2).

          d. Termination by the Company Other than for Cause.

                  (1) The foregoing notwithstanding, the Company may terminate the Employee's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6c above, the Company may terminate this Agreement upon giving thirty
(30) days' prior written notice. During such thirty (30) day period, the Employee shall continue to perform the Employee's duties pursuant to this Agreement. Notwithstanding any such termination, the Company shall continue to, pay to the Employee the Base Salary during said thirty (30) days.

                  (2) In the event that the Employee's employment with the Company pursuant to this Section 6d, Section 6f or Section 6g, the convent not to compete as hereinafter set forth in Section 7a of this Agreement shall become null and void and of no further force or effect.

          e. Voluntary Termination. If the Employee terminates the Employee's employment on the Employee's own volition prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination, anal in such event, the Employee shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6c.

       7. Covenant Not to Compete and Non-Disclosure of Information.

          a. Covenant Not to Compete. Except as set forth in Section 6d(2) of this Agreement, the Employee acknowledges and recognizes the highly competitive nature of the Company's Business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Employee agrees to the following:

                  (1) That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Employee will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

                  (2) That during the Restricted Period and within the Restricted area, the Employee will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

                  (3) That during the Restricted Period and within the Restricted area, the Employee will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) in connection with any business which competes directly or indirectly the Business Activities of the Company (the "Competitive Business"), to employ, or cause or permit to employ or seek to employ for any Competitive Business any person who

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is then (or was at any time within six (6) months prior to the date Employee or the Competitive Business employs or seeks to employ such person) employed by the Company.

          b. Non-Disclosure of information. The Employee acknowledges that the Company's trade secrets, source codes, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's products, services, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company's Clients, and (the "Proprietary Information") are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Employee hereunder. In light of the highly competitive nature of the industry in which the Company's business is conducted, the Employee agrees that all Proprietary Information, heretofore or in the future obtained by the Employee as a result of the Employee's association with the Company shall be considered confidential.

       In recognition of this fact, the Employee agrees that the Employee will not use or disclose any such Proprietary Information for the Employee's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Employee is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Employee or that come into the Employee's possession during the Employee's association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the (Company at the Company's principal place of business, as provided in the Notice provision (Section 11) of this Agreement.

          c. Documents. "Documents" shall mean all original written, recorded, or graphic matter whatsoever, and any and all copies thereof, including, but not limited to: papers; books records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.

          d. Company's Clients. The "Company's Clients" shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for whom the Company has performed Business Activities.

          e. Restrictive Period. The "Restrictive Period" shall be deemed to be eighteen (18) months following termination of this Agreement, except as set forth in Section 6g(2) of this Agreement.

          f. Restricted Area. The Restricted Area shall be deemed to mean within Broward County, Dade County, Monroe County and Palm Beach County, Florida and within of any state in which the Company is providing service at the time of termination.

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          g. Business Activities. "Business Activities" shall be deemed to include the Business, and any additional activities which the Company or any of its affiliates may engage in during the 12 months prior to the termination of Employee's employment.

          h. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and b are essential elements of this Agreement, and that but for the agreement by the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Employee.

          i. Survival after Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and b shall survive the termination of this Agreement and the Employee's employment with the Company.

          j. Remedies.

                  (1) The Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of
Section 7a or b herein would be (degree) inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of
Section 7a or b, the Employee agrees that, in addition to any remedy at law available to the Company including, but not limited to monetary damages, all rights of the Employee to payment or otherwise under this Agreement and all amounts then or thereafter due to the Employee from the Company under this Agreement may be terminated and he Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

                  (2) The Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary information would not be an adequate remedy upon breach or threatened breach of Section 7a or b and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

       8. Inventions.

          a. Disclosure and Ownership of Inventions. Employee acknowledges that all of the Company's products, all inventions, all special procedures, processes, products, developments, improvements and modifications related thereto, are the sole and exclusive property of the Company. Employee agrees that he will, during the term of his employment, disclose promptly to the Company in writing any and all developments, special procedures, processes or products and any improvements in or modifications of existing products, special procedures, processes, or inventions relating to or connected with the Business Activities, whether or not patentable, conceived, developed

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or made by the Employee either alone or in conjunction with others during the term of his employment, whether conceited, developed or made upon the Company's premises, or with the Company=s material or facilities, or otherwise, and all of said inventions, special procedures, processes, products, improvements and modifications shall be the sole and exclusive property of the Company.

          b. Execution of Documents. At the option and request of the Company, Employee will promptly execute, acknowledge and deliver during the terns of this Agreement and at all times thereafter such applications, assignments and other instruments which the Company shall deem necessary in order to (I) apply for and obtain letters of patent of the United States and any foreign countries for any and all of the aforesaid inventions or discoveries described in Section 8(a), and (ii) assign and convey to the Company this sole and exclusive right, title and interest therein, and the Employee will assist the Company or its nominee in every proper way, at the Company=s cost and expense, in accomplishing any and all of the foregoing.

       9. Indemnification. The Employee shall continue to be covered by the Articles of Incorporation, and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Employee's employment with the Company, subject to all the provisions of Florida and Federal law and the Articles of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys' fees that may be covered by the Articles of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company's Articles of Incorporation and Florida law. To the extent that any such payments by the Company pursuant to the Company's Articles of incorporation and/or Bylaws may be subject to repayment by the Employee pursuant to the provisions of the Company's Articles of Incorporation or Bylaws, or pursuant to Florida or Federal law, such repayment shall be due and payable by the Employee to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of the Employee's employment with the Company and as to which Employee has been covered by such applicable provisions.

       10. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or the Employee's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

       11. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

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       12. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to er0orce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

       13. Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

       14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

       15. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.

       16. Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Employee shall conduct the Employee's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Employee is located.

       17. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

       18. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

       19. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

       20. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

       21. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

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       22. Venue. Company and Employee acknowledge and agree that the U.S.
District for the Southern District of Florida, or if such court lacks jurisdiction, the 15th Judicial Circuit (or its successor) in and for Palm Beach County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

       23. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

THE Employee ACKNOWLEDGES THAT THE Employee HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

Witness:                                    THE COMPANY:

                                            IHEALTH, INC.

                                        By: /s/ B S JOHN
                                            ------------------------
                                            Brian S. John, President


Witness                                     THE EMPLOYEE
                                            /s/ RICHARD A. MILLER
                                            ---------------------




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                                  SCHEDULE 5(a)


June 11, 2001 -August 11, 2001                                         $450/week

August 12, 2001 - October 12, 2001                                     $600/week

October 13, 2001 - December 13, 2001                                   $800/week

December 14, 2001 - February 14, 2002                                $1,000/week

February 15, 2002 - April 15,2002                                    $1,200/week

April 16, 2002 - June 10, 2002                                       $1,575/week




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